INDEX TO EXHIBITS

    10.1   Global Marine 1998 Stock Option and Incentive Plan.

    10.2 Form of Performance Stock Memorandum dated February 10, 1998 regarding conditional opportunity to acquire Company stock granted to eight executive officers, respectively, and dated May 5, 1998 regarding conditional opportunity to acquire Company stock granted to one executive officer.

    10.3 Employment Agreement dated May 5, 1998, among the Company, Global Marine Corporate Services Inc., and Robert E. Rose.

    10.4 Shipbuilding Contract dated 27 February 1998 relating to Hull No. 1739 between Harland and Wolff Shipbuilding and Heavy Industries Limited and Global Marine International Services Corporation.

    10.5 Shipbuilding Contract dated 28 March 1998 relating to Hull No. 1740 between Harland and Wolff Shipbuilding and Heavy Industries Limited and Global Marine International Services Corporation.

    15.1 Letter of Independent Accountants regarding Awareness of Incorporation by Reference.

    27.1 Financial Data Schedule. (Exhibit 27.1 is being submitted as an exhibit only in the electronic format of this Quarterly Report on Form 10-Q being submitted to the Securities and Exchange Commission. Exhibit 27.1 shall not be deemed filed for purposes of Section 11 of the Securities Act of 1933, Section 18 of the Securities Exchange Act of 1934 or Section 323 of the Trust Indenture Act, or otherwise be subject to the liabilities of such sections, nor shall it be deemed a part of any registration statement to which it relates.)